Exhibit 10.1

Clean Diesel Technologies, Inc.

Executive Long-Term Incentive Plan

Purpose

The Long-Term Incentive Plan (LTIP) is a program that has been developed to reward select participants for their individual and collective contributions toward achieving strategic measurements tied to driving the long-term performance and value of Clean Diesel Technologies, Inc. (the “Company”), and motivating such executives to remain with the organization.  The LTIP is designed to partner with other aspects of executive compensation, such as equity grants, short term incentive plans and salary reviews.

Eligibility

Participation is limited to key executives whose roles are deemed critical to the long-term success of the organization as determined by the Company’s Board of Directors (the “Board”) or if designated, it’s Compensation Committee.

Workings of the Plan

The LTIP is a “Block Plan” that occurs over a three-year period. Each eligible participant shall be provided with a specific three-year target incentive based upon their salary, which shall be payable in cash subject to the Company’s achievement of certain “Performance Goals” as set by the Board. Award payments shall occur following each rolling three-year cycle – each cycle is paid out at the end of the three-year period.  For example, goals set in calendar year 2012 will pertain to calendar years 2012, 2013 and 2014, and eligible for payment in early calendar year 2015, at the Board’s discretion. The Board has the discretion to establish new Block Plans on an annual basis.

Plan Metrics

Achievement of Performance Goals shall result in a payout equal to 100% of a participant’s targeted incentive.  Any payouts associated with under or over achievement will be determined at the discretion of the Board.

TIMING OF PAYOUT

Earnings under each Block Plan will be paid out no later than 75 days following the completion of the Performance Period. Participants must be active employees of the Company at the time of payout to be eligible to receive any earnings (except where noted in Plan Provisions).

Plan Provisions

Changes of Status

New Hires

Any future executives invited to participate in the LTIP mid-year shall be eligible for the following year’s Block Plan.  New participants shall not be added mid-year.

Promotions

Employees promoted into a role that is eligible to participate in the LTIP shall be eligible for participation in the next year’s Block Plan.  New participants shall not be added mid-year.

Demotions

Employees demoted to a role that is no longer eligible to participate in the LTIP shall be eligible for earnings on a pro-rata basis.   Any associated earnings shall be determined upon completion of the current Performance Period.

Resignation

Participants who resign during a Performance Period shall not be eligible for any pro-rata payout for that Performance Period, unless a Resignation for Good Reason, in which case the participant is eligible for pro-rata payout.  For purposes of the LTIP, Resignation for Good Reason shall be defined as any of the following:  (A) a material diminution in the nature or scope of Executive’s responsibilities, duties or authority; (B) The Company’s requirement that Executive be based at any location more than 50 miles from Executive’s current location; (C) any other action or inaction that constitutes a material breach by the Company of the participant’s Employment Agreement (if applicable); or (D) a material diminution in Executive’s Base Salary.

Executive may not resign for Good Reason unless (A) Executive provides written notice of Executive’s intent to resign to the Board and of the occurrence of Good Reason for resignation under this paragraph within ninety (90) days of the initial existence of such reason and (B) the Company has not remedied the alleged violation(s) within thirty (30) days of receipt of such written notice.  For purposes of this paragraph written notice must include a detailed description of the facts and circumstances of the violation allegedly constituting Good Reason to the Chair of the Board or the General Counsel of the Company.

 Termination for “Cause”

Participants who are terminated for “Cause” shall not be eligible for any pro-rata payout for the current performance period. “Cause” shall mean a participant’s (a) gross negligence or severe or continued misconduct in the performance of their material duties; (b) commission of or pleas of “guilty” or “no contest” to a felony offense or commission of any unlawful or criminal act which would be detrimental to the reputation or character of the Company; (c) participation in fraud or an act of dishonesty against the Company; (d) intentional material damage to or misappropriation of the Company’s property; material breach of Company policies or regulations, or (e) material breach of a participant’s employment agreement (if applicable) that is not cured to the Company’s reasonable satisfaction within five (5) days after written notice thereof to the participant (provided that any such breach which is not capable of cure shall immediately constitute “Cause”).

Termination Other than for “Cause”

Participants who are terminated for a reason other than “Cause”, including Company-initiated terminations, but excluding participant-initiated terminations, shall be eligible for earnings on a pro-rata basis.  Any associated earnings shall be determined upon the completion of the current Performance Period.

Death or Disability

In the unfortunate circumstance that a participant dies or is permanently and totally disabled (as defined under the appropriate disability benefit plan), he/she or his/her estate shall be eligible for earnings on a pro-rata basis.  Any associated earnings shall be determined upon the completion of the current Performance Period.

Right to Modify

The Board reserves the right to modify or terminate the LTIP in the future, including the ability to add future participants or modify the status of existing participants.

Change of Control

In the event of a Change of Control during a Performance Period, the Board shall determine any appropriate earnings on a pro-rata basis, in its discretion.  Any such payouts shall be made as soon as the Board deems practical.

Severability

If any term or condition of the LTIP shall be invalid or unenforceable to any extent or in any application, then the remainder of the LTIP, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

No Employment Rights

Neither the establishment of the LTIP, any provisions of the LTIP, nor participation in the LTIP, shall be held or construed to confer the right to a continuation of employment by the Company.  The Company may terminate any participant’s employment to the same extent as though the LTIP had not been adopted.

Governing Law

The LTIP shall be construed, administered, and enforced according to the laws of the State of California except to the extent that such laws are preempted by the federal laws of the United States of America.